Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File Number 333-290725) of Immix Biopharma, Inc. of our report dated March 29, 2024 relating to the consolidated financial statements of Immix Biopharma, Inc. and its subsidiaries as of and for the year ended December 31, 2023, appearing in the Annual Report on Form 10-K of Immix Biopharma, Inc. for the year ended December 31, 2024. We also consent to the reference to us under the headings “Experts” in the prospectus, which is part of such Registration Statement.

/s/ KMJ Corbin & Company LLP

KMJ Corbin & Company LLP

Glendora, California

November 26, 2025